Exhibit 10.45

CERTEGY INC.

RESTRICTED STOCK UNITS

DEFERRAL ELECTION AGREEMENT for 2004

Please complete this Agreement and return a signed copy to Certegy Inc., attention Dick Gapen, CVP of HR, 11720 Amber Park Drive, Alpharetta, GA 30004 by June 30, 2004.

Name:	SS #:

☐	I do not wish to make a voluntary deferral related to my outstanding Restricted Stock Units that will vest on June 30, 2005, and I understand that the RSUs will be settled and the underlying Common Shares will be issued to me when the RSUs vest. (If you check this box, do not complete the remainder of this Agreement — skip ahead to the end of this Agreement, date and sign, and return the Agreement as indicated above.)

☐	I hereby irrevocably elect to defer receipt of the Common Shares related to my Restricted Stock Units that are scheduled to vest on June 30, 2005. This deferral shall be in accordance with the terms and provisions outlined in this Agreement in the manner and amount set forth below. This irrevocable election applies to 100% of the Restricted Stock Units that will vest on June 30, 2005. (If you check this box, please complete all sections of this Agreement, date and sign, and return the Agreement as indicated above.)

Settlement Date of Deferred RSUs (select one Settlement Date below)

I hereby irrevocably elect to defer receipt of the Common Shares associated with the above-referenced RSUs until the following date (or as soon thereafter as administratively practical):

☐	(1) The 5th anniversary of the date the RSUs vest (or if earlier, the date in (2) below).

OR

☐	(2) The date I cease to be a director of the Company, whether by reason of death, disability, resignation, removal or failure to be re-elected.

If no Settlement Date is specified, then the transfer will occur upon the date the RSUs vest.

Manner of Transfer

All deferrals to a particular Settlement Date will be paid out in Common Shares. All of the Common Shares you are entitled to receive on the Settlement Date specified in this Deferral Election Agreement will be transferred to you on such Settlement Date.

Terms and Conditions

By signing this form, you hereby acknowledge your understanding and acceptance of the following:

•	Nonassignable. Your rights and interests under this Deferral Election Agreement may not be assigned, pledged, or transferred other than as provided in the Certegy Inc. Stock Incentive Plan (the “Plan”).

•	Termination of this Agreement. The Company reserves the right to terminate this Agreement at any time. In such case, RSUs that are subject to the Deferral Election Agreement may be converted into Shares and such Shares may be transferred to you immediately or, if later, upon vesting.

•	Bookkeeping Account. The Company will establish a bookkeeping account to reflect the number of RSUs and the fair market value of the RSUs that are subject to this Deferral Election Agreement. You understand that the Company’s obligation to deliver the Shares on the Settlement Date is an unsecured obligation of the Company.

•	Stock Certificates. Stock certificates evidencing the payment of the RSUs in Common Shares shall be issued as of the applicable Settlement Date (or such earlier date payment is to be made pursuant to this deferral Election Agreement) and registered in your name. Subject to any applicable withholding requirements, certificates representing the unrestricted Common Shares will be delivered to you as soon as practicable after the Settlement Date.

•	Defined Terms. All capitalized terms not defined in this Election Agreement are defined in the Plan or Restricted Stock Unit Award Agreement.

By executing this Deferral Election Agreement, I hereby acknowledge my understanding of and agreement with all the provisions set forth in this Deferral Election Agreement, the Plan, and the Restricted Stock Unit Award Agreement.

Accepted by:

DIRECTOR	CERTEGY INC.

Signature:	By:

Date:	Date:

TO BE EFFECTIVE, THIS FORM MUST BE RETURNED BY JUNE 30, 2004